Exhibit 99

FOR IMMEDIATE RELEASE
Contact:	Brian Dolezal, TateAustin for Grande
(512) 344-2035
bdolezal@tateaustin.com

GRANDE COMMUNICATIONS HOLDINGS, INC. ANNOUNCES RESULTS

FOR THE YEAR ENDED DECEMBER 31, 2004 AND GUIDANCE FOR 2005

Highlights for 2004

•	Grande added 42,049 new connections in 2004, ending the year with 249,642 total connections.

•	Revenues from bundled cable television, local and long-distance telephone, broadband Internet and wireless security services grew 76% from 2003 to 2004, substantially offsetting the decline from network services.

SAN MARCOS, Texas – March 29, 2005 – Grande Communications® reported financial results for the year ending December 31, 2004, including operating revenues of $179.0 million, net loss of $55.0 million, and Adjusted EBITDA(1) of $19.0 million. Grande reported operating revenues for the fourth quarter of 2004 of $46.4 million, net loss of $15.1 million, and Adjusted EBITDA of $5.4 million. SG&A in the fourth quarter 2004 was negatively impacted by $0.6 million due to an adjustment made for lease accounting. A recently clarified lease accounting interpretation put forth by the SEC prompted this adjustment.

“We ended the year with more than 126,000 customers and a quarter of a million connections, reflecting total connection growth of 20% for the year,” said Grande Vice Chairman and CEO William E. Morrow. “In addition to this strong growth, we launched our wireless home security product, our enterprise customer business and our fiber-to-the-home initiative. We believe these accomplishments, along with the continued hard work and dedication of our team, have positioned Grande for solid growth in 2005.”

Comparison of full year 2004 to full year 2003

Revenues

Grande reported operating revenues for the company of $179.0 million in 2004 compared to $181.5 million in 2003. Revenues from the acquisition of Advantex and continued growth in the company’s bundled services, broadband transport and network services offset substantially all of the $65.0 million of revenue lost when the network services contract with MCI terminated in late 2003 as part of the MCI bankruptcy restructuring.

Revenues from Grande’s bundled cable television, telephone, broadband Internet and wireless security services continued to grow, increasing to $117.5 million in 2004 from $66.7 million in 2003. The increased revenues are primarily due to growth in the number of connections, from 207,593 as of December 31, 2003 to 249,642 as of December 31, 2004, the effect of a full year of revenue from Advantex customers and, to a much lesser extent, from rate increases.

Operating revenues for Grande’s broadband transport services increased from $8.2 million in 2003 to $10.1 million in 2004, primarily due to the acquisition of C3 in March 2003. Revenues for network services in 2003 were $106.6 million, including $65.0 million of MCI revenues, compared to revenues in 2004 of $51.4 million, including $2.5 million of MCI revenues. Excluding MCI from 2003 and 2004, revenue from network services grew by $7.3 million, or 18%. Grande does not expect any more network services revenue from MCI.

Gross Margin

Grande reported gross margin of $112.3 million (63% of revenues) in 2004. Gross margin grew by $12.7 million in 2004 from $99.6 million (55% of revenues) in 2003. The growth in gross margin is due to the replacement of revenue from MCI by revenue from the Advantex acquisition and additional organic growth from bundled services, which has a higher gross margin as a percent of revenue than the MCI revenue.

Gross margin for bundled services was $85.5 million in 2004 compared to $45.6 million in 2003. Gross margin as a percent of revenue increased to 73% in 2004 versus 68% in 2003, due to improved network efficiencies and faster growth in telephone and broadband Internet connections, which have a higher gross margin as a percent of revenue than do cable television connections.

Broadband transport gross margin grew from $6.1 million (75% of revenue) in 2003 to $8.4 million (83% of revenue) in 2004 due to fewer construction projects that have lower margins in 2004 and the full year results from the C3 acquisition, which occurred in March 2003.

Network services gross margin in 2004 was $18.4 million (36% of revenues) compared to $47.9 million (45% of revenues) in 2003. The decrease in gross margin is primarily due to the lost MCI revenue, partially offset by new customer growth.

Adjusted EBITDA and Net Loss

Grande reported Adjusted EBITDA of $19.0 million in 2004 compared to $17.6 million in 2003. The growth in Adjusted EBITDA was primarily due to the acquisition of Advantex as well as continued growth in bundled services. Net loss in 2004 increased to $55.0 million from $37.5 million in 2003, primarily due to a year over year increase in depreciation and amortization of $5.3 million and interest expense of $12.3 million. Additionally, $2.3 million of the depreciation increase is due to a recalculation of inception to date accumulated depreciation in the fourth quarter of 2004.

Comparison of the 4th quarter of 2004 to the 3rd quarter of 2004

Revenues

Operating revenues for the company grew to $46.4 million for the quarter ended December 31, 2004 from $45.1 million in the quarter ended September 30, 2004. Bundled services revenues were $30.7 million in the fourth quarter 2004 compared to $30.1 million in the third quarter 2004. The growth in revenue from its bundled services was primarily due to the increase in the number of connections from 241,536 as of September 30, 2004 to 249,642 as of December 31, 2004. Revenues for broadband transport for the quarter ended December 31, 2004 were $2.1 million, decreasing from $2.6 million in the third quarter ended September 30, 2004. Revenues from network services increased from $12.4 million in the third quarter ended September 30, 2004 to $13.6 million in the fourth quarter ended December 31, 2004.

Gross Margin

Gross margins for the company increased from $28.4 million in the third quarter of 2004 to $28.9 million in the fourth quarter of 2004. Gross margins as a percent of revenue were 63% and 62% in the third and fourth quarters of 2004, respectively. Gross margins for bundled services grew from $21.9 million in the third quarter of 2004 to $22.3 million in the fourth quarter of 2004, and gross margin as a percent of revenue remained flat at 73%. Gross margin for broadband transport decreased from $2.3 million (89% of revenues) in the third quarter of 2004 to $1.8 million (82% of revenues) in the fourth quarter of 2004. Gross margin for network services increased from $4.2 million (34% of revenue) in the third quarter of 2004 to $4.9 million (36% of revenue) in the fourth quarter of 2004.

Adjusted EBITDA and Net Loss

Adjusted EBITDA was $5.4 million and $5.0 million for the quarters ended December 31, 2004 and September 30, 2004, respectively. Net loss was $15.1 million and $14.2 million for the quarters ended December 31, 2004 and September 30, 2004, respectively.

Comparison of the 4th quarter of 2004 to the 4th quarter of 2003

Revenues

Operating revenues for the company were $42.7 million for the quarter ended December 31, 2003, $6.2 million of which was associated with the MCI agreement that terminated in the fourth quarter of 2003. Revenues increased in the fourth quarter of 2004 by $3.8 million over the fourth quarter of 2003. Fourth quarter of 2003 revenue from bundled cable television, telephone, broadband Internet and other was $23.8 million, although it only included two months of revenue from the Advantex acquisition. Revenue from bundled services grew by 29% from fourth quarter of 2003 to fourth quarter of 2004, primarily due to the Advantex acquisition and growth in new connections.

Revenues in the fourth quarter 2003 for broadband transport were $3.0 million compared to $2.1 million in the fourth quarter of 2004. Network services revenue in the fourth quarter 2003 was $15.8 million, including $6.2 million of revenue related to the MCI agreement, compared to network services revenue of $13.6 million in the fourth quarter of 2004.

Gross Margin

Gross margin for the company was $26.8 million (63% of revenues) in the fourth quarter of 2003 compared to $28.9 million (62% of revenues) in the fourth quarter of 2004. Gross margin for bundled services grew from $16.8 million

(71% of revenues) the fourth quarter of 2003 to $22.3 million (73% of revenues) in the fourth quarter of 2004. Gross margin for broadband transport decreased from $2.1 million (69% of revenues) in the fourth quarter of 2003 to $1.8 million (82% of revenues) in the fourth quarter of 2004 due to a large construction project in the fourth quarter of 2003. Gross margin for network services decreased from $8.0 million (50% of revenues) in the fourth quarter of 2003 to $4.9 million (36% of revenues) in the fourth quarter of 2004 due to the loss of MCI revenue in the fourth quarter of 2003.

Adjusted EBITDA and Net Loss

Adjusted EBITDA was $3.5 million and $5.4 million for the quarters ended December 31, 2003 and December 31, 2004, respectively. Net loss was $10.3 million and $15.1 million for the quarters ended December 31, 2003 and December 31, 2004, respectively. The increase in net loss is primarily attributable to an increase in depreciation and amortization from $13.0 million to $16.1 million and an increase in interest expense from $1.1 million to $4.9 million in the fourth quarters ended December 31, 2003 and December 31, 2004, respectively. $2.3 million of the increase in depreciation expense arose from the aforementioned recalculation.

Other 2004 Highlights

Capital expenditures for the year ended December 31, 2004 were $50.8 million, including capitalized interest of $2.9 million and excluding assets under capital leases of $0.6 million. Excluding capitalized interest and including assets under capital leases, Grande’s capital expenditures would have been $48.5 million, which was under the 2004 covenant limitation in the indenture of $50 million. Grande constructed 32,414 new marketable homes passed throughout 2004, although the company turned down service to approximately 900 existing unprofitable MDU doors, so net marketable homes passed growth was 31,514.

Grande completed the fourth quarter of 2004 with $41.2 million of cash and $20.0 million of short-term investments. We have a $20.0 million minimum cash and cash equivalents covenant in our indenture, and the definition of cash equivalents includes all of our short-term investments. Grande’s cash and investments of $61.2 million as of December 31, 2004 primarily increased from the year-end 2003 balance of $42.2 million due to the company’s March 2004 $136 million debt financing, with net proceeds of $124.5 million, reduced by the concurrent repayment of $64.8 million under the 2001 credit facility, leaving a net increase in cash from financing activities of $60.9 million for the year. Additionally Grande had net cash provided by operating activities of $9.2 million and a net use of cash from investing activities of $51.2 million, excluding the purchase of short-term investments of $20 million.

Guidance for 2005

Grande expects positive trends in the business in 2005. Grande expects 2005 EBITDA to nearly double its 2004 Adjusted EBITDA. Grande also anticipates spending approximately $48 million on capital expenditures, excluding capitalized interest, for 2005. Cash is expected to decrease to approximately $30 million at year-end December 31, 2005.

Conference Call Details

Grande Communications Holdings, Inc. will hold its conference call today, Wednesday, March 30, 2005 at 9 a.m. CST (10 a.m. EST) to discuss earnings for the year ended December 31, 2004. Grande Vice Chairman and CEO William E. Morrow and Grande Chief Financial Officer Michael L. Wilfley will host the conference call at (877) 707-9628. The conference ID# is: “7Grande.” A recording of the call will be available at (800) 283-4642 until the end of the day Friday, April 8, 2005.

About Grande Communications® (www.grandecom.com)

Headquartered in San Marcos, Grande Communications® is building a deep-fiber broadband network to homes and businesses from the ground up. Grande delivers high-speed Internet, local and long-distance telephone, digital cable and wireless home security services over its own advanced network to communities in Texas. Grande’s bundled service area includes portions of Austin, Corpus Christi, suburban northwest Dallas, Midland, Odessa, San Antonio, San Marcos and Waco. Grande also leverages its telephony and data infrastructure by serving enterprises and communications carriers nationwide with broadband transport services and network services.

Forward Looking Statements

This press release may contain forward-looking statements relating to Grande operations that are based on its current expectations, estimates and projections. Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” and similar expressions are used to identify these forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict and could cause actual results and outcomes to be materially different. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. As a result, these statements speak only as of the date they were made and Grande undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Grande’s actual results may differ from the forward-looking statements for many reasons.

Footnotes:

1)	EBITDA/Adjusted EBITDA Definition

EBITDA is frequently used as a basis for comparing businesses in Grande’s industry, although Grande’s measure of EBITDA may not be comparable to similarly titled measures of other companies. EBITDA does not purport to represent operating loss or cash flow from operating activities, as those terms are defined under generally accepted accounting principles, and should not be considered as an alternative to those measurements as an indicator of its performance. In the first quarter of 2004, Grande wrote off debt issuance costs of approximately $2.1 million associated with the repayment of its senior credit facility following the completion of its senior notes offering. The company believes this expense is analogous to amortization and interest expense, and therefore believes it is more useful to show EBITDA net of this one-time amount because Grande believes it is a better measure of its operating performance and is more comparable to prior periods. However, because of the nature of the charge, Grande is referring to its EBITDA in 2004 net of the charge as “Adjusted EBITDA.” The reconciliation from net loss as reported to EBITDA and Adjusted EBITDA follows.

Grande Communications Holdings, Inc.

Reconciliation of EBITDA/Adjusted EBITDA

	Three months ending December 31,		Year ending December 31,
($s in thousands)	2003	2004	2003	2004
Net loss as reported	$(10,305)	$(15,063)	$(37,470)	$(55,042)
Add back non-EBITDA items included in net loss:
Interest income	(59)	(204)	(154)	(762)
Interest expense	1,060	4,888	2,887	15,189
Income taxes	(201)	(366)	384	221
Depreciation & amortization	13,007	16,147	51,990	57,292

EBITDA	3,502	5,402	17,637	16,898

Loss on extinguishment	—	—	—	2,145

EBITDA, As Adjusted	$3,502	$5,402	$17,637	$19,043

Grande Communications Holdings, Inc.

Selected Operational Metrics

	Quarter Ended
	December 31, 2003	March 31, 2004	June 30, 2004	September 30, 2004	December 31, 2004
Operating Data:
Marketable homes passed (1)	277,399	280,959	288,258	297,697	308,913
Customers (2,4)	102,740	110,790	115,275	120,243	126,736
Number of connections (3)
Cable television	71,855	75,255	78,244	81,642	83,098
Telephone	97,288	101,347	104,954	108,418	110,360
Broadband Internet and other	38,450	43,142	47,440	51,476	56,184

Total connections	207,593	219,744	230,638	241,536	249,642

Average monthly revenue per(4):
Customer(5)	$84.60	$87.14	$85.75	$85.32	$82.87
Cable television	44.20	46.03	46.59	46.00	45.63
Telephone	41.66	44.12	43.86	43.84	42.38
Broadband Internet and other	37.49	35.94	35.49	34.40	34.50

(1)	Marketable homes passed increased by 3,560 from December 31, 2003 to March 31, 2004, although the build-out of the network passed 5,914 new marketable homes in the same period. The 2,354 difference arose from a first quarter 2004 database clean-up on legacy information from acquisitions completed in 2003.
(2)	Grande acquired Advantex on October 27, 2003, which had approximately 30,000 customers. Customers increased by 8,050 from December 31, 2003 to March 31, 2004, although the company completed a database clean-up on legacy information from acquisitions completed in 2003 that resulted in an upward adjustment in the customer count resulting in 1,900 additional previously uncounted customers in the quarter ending March 31, 2004.
(3)	Total connections include a decrease of approximately 1,500 connections in the Advantex market that occurred in the first quarter related to database clean-up.
(4)	Several items impacted Grande’s revenue per customer and its revenue per connection in the fourth quarter 2004 compared to the third quarter 2004. First, Grande offers special events such as boxing to its cable customers, and the revenue from these events fluctuates quarter to quarter based on event timing. Cable revenue per connection decreased by $0.37 from the third quarter to the fourth quarter, and 89% of the change was related to these special events. The associated impact on revenue per customer was $0.23, or 9% of the revenue per customer change. Additionally, Grande recognizes revenues from carrier access billings related to its phone business, and has completed a one-time true up in Dallas in the fourth quarter that negatively impacted phone revenue per connection by $1.05 and revenue per customer by $0.98. This correction related to 72% of the phone revenue per connection change and 40% of the revenue per customer change. Finally, Grande adjusted its customer count to rightly account for all of its off-net customers. The change added 1,321 customers and impacted revenue per customer negatively by $0.83, accounting for 34% of the revenue per customer change from the third quarter to the fourth quarter. As of December 31, 2004, 3.7% of its customers and 2.2% of its connections were off-net.
(5)	If the 1,900 customer adjustment discussed in footnote (2) had occurred in December 2003 the average monthly revenue per customer would have been $85.50 for the quarter ended March 31, 2004.

Grande Communications’ Financial Statements

Grande Communications Holdings, Inc.

Condensed Consolidated Statement of Operations

(In thousands, except per share data)

	Unaudited Three Months Ended December 31,		Audited Year Ended December 31,
	2003	2004	2003	2004
Operating revenues	$42,650	$46,439	$181,515	$179,045
Operating expenses:
Direct costs	15,832	17,521	81,900	66,754
Selling, general and administrative	22,789	23,166	82,050	93,533
Depreciation and amortization	13,007	16,147	51,990	57,292

Total operating expenses	51,628	56,834	215,940	217,579

Operating loss	(8,978)	(10,395)	(34,425)	(38,534)
Other income (expense):
Interest income	59	204	154	762
Interest expense	(1,060)	(4,888)	(2,887)	(15,189)
Gain on disposal of assets	(326)	16	(312)	64
Loss on extinguishment of debt	—	—	—	(2,145)

Total other income (expense)	(1,327)	(4,668)	(3,045)	(16,508)
Net loss attributable to common shareholders	(10,305)	(15,063)	(37,470)	(55,042)

Basic and diluted net loss per share attributable to common shareholders	$(0.88)	$(1.23)	$(3.20)	$(4.49)
Basic and diluted weighted average number of common shares outstanding	11,701	12,272	11,701	12,272

Grande Communications Holdings, Inc.

Condensed Consolidated Balance Sheets

(AUDITED)

(In thousands)

	December 31, 2003	December 31, 2004
Assets
Current assets:
Cash and cash equivalents (net of restricted cash of $2,365 and $3,646 as of December 31, 2003 and 2004, respectively)	$42,246	$41,195
Investments (1)	—	20,000
Accounts receivable, net	16,825	20,951
Prepaid expenses and other current assets	5,967	2,720

Total current assets	65,038	84,866

Property, plant and equipment, net	298,197	303,536
Goodwill	134,983	133,145
Other intangible assets, net	10,463	5,355
Debt issue costs, net	2,839	6,953
Other assets	5,171	4,661

Total assets	$516,691	$538,516

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$14,947	$13,193
Accrued liabilities	15,794	21,644
Note payable	63	43
Deferred revenue	4,263	5,218
Current portion of capital lease obligations	429	636

Total current liabilities	35,496	40,734

Deferred rent	—	753
Deferred revenue	4,443	4,908
Capital lease obligations, net of current portion	12,723	13,940
Long term debt	61,859	128,237
Commitments and contingencies
Stockholders’ equity:
Preferred Stock	441	441
Common stock	12	13
Additional paid-in capital	505,497	508,313
Treasury stock, at cost	(5)	(5)
Accumulated deficit	(103,775)	(158,818)

Total stockholders’ equity	402,170	349,944

Total liabilities and stockholders’ equity	$516,691	$538,516

1)	Investments consist of short-term holdings in certificates of deposit with banks and high grade commercial paper.

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